Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 12, 2010, relating to the consolidated financial statements and financial statement schedule of Core-Mark Holding Company, Inc., and the effectiveness of Core-Mark Holding Company, Inc.’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Core-Mark Holding Company, Inc., for the year ended December 31, 2009.
/s/ Deloitte & Touche LLP
San Francisco, California
June  25, 2010